Exhibit 10.2

CONSULTANT SERVICES AGREEMENT

This Consultant Services Agreement ("Agreement") by and between Acadia Management Company, LLC (the “Company”) and Debbie Osteen (“Consultant”), is entered into and effective as of April 11, 2022 (the “Commencement Date”).

WHEREAS, Consultant is a member of the board of directors (the “Board”) and the former Chief Executive Officer of Acadia Healthcare Company, Inc. (“Acadia”);

WHEREAS, Consultant is willing to provide to Acadia the services described in this Agreement, and Acadia desires for Consultant to provide the services described in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Consultant, intending to be legally bound, agree as follows:

1.

Duties and Responsibilities.  During the term of this Agreement, Consultant shall make herself available to provide transition advisory services as reasonably requested by the Chief Executive Officer or Board of Acadia.  Acadia and Consultant acknowledge and agree that such advisory services are in addition to Consultant’s role as a director of the Board.  The parties expect that Consultant will devote approximately 40 hours per month in the performance of her duties and responsibilities hereunder.

2.

Compensation and Expenses.  For the services described herein, the Company will pay Consultant $20,000.00 per month.  Consultant, as an independent contractor, agrees to pay in a timely manner all social security and other payroll taxes relating to such compensation.  In addition, the Company will reimburse Consultant for her reasonable expenses incurred in the performance of her duties and responsibilities hereunder, provided Consultant provides appropriate documentation for such expenses.   Consultant’s compensation will be paid monthly no later than the 15th day of the month following the month of service.

3.	Term of Agreement. This Agreement shall become effective on the date set forth above and continue until terminated by either party.

4.

Termination.  Either party may terminate this Agreement with or without cause at any time by providing notice to the other party, such termination to be effective immediately upon delivery of such notice or as otherwise stated in such notice.

5.	Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto.

6.	Notices. Any notice provided for in this Agreement shall be in writing and sent via email, overnight delivery service or U.S. mail, return receipt requested, to the recipient at the address indicated on the signature page to this Agreement. Notice of a change in address of one of the parties shall be given in writing to the other party as provided above.
7.

Counterparts.  This Agreement may be executed and delivered in separate counterparts, including by “pdf” or other electronic transmission, each of which shall be deemed to be an original and all of which together constitute one and the same agreement.

8.	Governing Law. The interpretation and enforcement of this Agreement will be governed by Delaware law, without regard to any conflicts of law provisions contained therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

For the Company:		For Consultant:

Acadia Management Company, LLC

By:	/S/ Chris Howard	By:	/S/ Debbie Osteen
	Chris Howard		Debbie Osteen
Its:	VP and Secretary

Address for Company:		Address for Consultant:

Acadia Healthcare Company, Inc.
Attn: General CounselDebbie Osteen		Debbie Osteen
6100 Tower Circle, Suite 1000
Franklin, TN 37067
chris.howard@acadiahealthcare.com

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